EXHIBIT 4.158
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
Share Pledge Agreement
between
1.      SIG Finanz AG
as Pledgor
and
2.      Wilmington Trust (London) Limited
as Pledgee and Collateral Agent

Contents

Whereas:	3
1. Definitions	3
2. Construction	8
3. Secured Obligations	9
4. Pledges	9
5. Dividends	9
6. Exercise of Voting Rights	10
7. Perfection of Security and Further Security	11
8. Enforcement of Pledges	12
9. Undertakings of the Pledgor	14
10. Acknowledgment by Pledgor	15
11. Representations and Warranties of the Pledgor	15
12. Duration and Independence	16
13. Partial Invalidity; Waiver	16
14. Further Assurance	16
15. Amendments; Waiver	17
16. Miscellaneous	17
17. Execution in Counterparts	18
18. Stamp Duty	19
19. Choice of Law	19
20. Settlement of Disputes	19
Schedules
Schedule A            Power of Attorney for share transfer (Clause 8.1.4)
Schedule B            Voting Power (Clause 8.1.5)
Schedule C            Notification Letter (Clause 7.1.1)

Whereas:
A. Pursuant to the Credit Agreement (as defined below) the Lenders (as defined therein) under this agreement granted to the Borrowers (as defined below) facilities as provided therein.
B. Pursuant to the Senior Secured Note Indenture (as defined below) the Issuers (as defined therein) have issued certain notes.
C. The Pledgor is foreseen to grant a pledge over its Shares (as defined below) in the Company (as defined below) as security for the Secured Parties’ (as defined below) respective claims against the Borrowers under the Loan Documents (as defined below).
D. The security created by or pursuant to this Agreement (as defined below) is to be administered by the Collateral Agent (as defined below) for and on behalf of the Secured Parties pursuant to the relevant provisions of the First Lien Intercreditor Agreement (as defined below).
Now, it is agreed as follows:
1. Definitions
A term defined in the First Lien Intercreditor Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement or any notice given under or in connection with this Agreement and in addition:

Additional Collateral Agent’s Fee Letter	means the fee letter dated 20 January 2010 among the Collateral Agent and Reynolds Group Holdings Limited as amended, novated, supplemented, restated or modified from time to time.

Agreed Security Principles	has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

Agreement	means this share pledge agreement, as the same may from time to time be varied, amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time.

Amendment No.1 and Joinder Agreement	means the joinder agreement dated 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes party to the First Lien Intercreditor Agreement.

Borrowers	has the meaning given to it under the Credit Agreement from time to time.

Business Days	has the meaning given to it under the Credit Agreement from time to time.

Collateral Agent	means Wilmington Trust (London) Limited, as joint and several creditor for and on behalf of itself and each of the Secured Parties on the terms and conditions set out in the First Lien Intercreditor Agreement. The term “Collateral Agent” shall include any person for the time being appointed as collateral agent, or as an additional collateral agent, for the purpose of, and in accordance with, the First Lien Intercreditor Agreement and shall include successors, transferees and permitted assigns.

Collateral Rights	means all rights, powers and remedies of the Collateral Agent provided by this Agreement or by law.

Company	means SIG Combibloc GmbH, a limited liability company organised under the laws of Austria with its seat in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestraße 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN 237985 d.

Credit Agreement	means a credit agreement dated as of 5 November 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

Enforcement Event	means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

Existing Shares	means 100% of the shares in the share capital of the Company on the date of this Agreement held by the Pledgor and representing an aggregate nominal amount of EUR 35,000.00 (Euro thirty five thousand) and such shares being fully paid in, together with all ancillary rights and claims associated with the Existing Shares, in particular the Related Assets.

First Lien Intercreditor Agreement	means the first lien intercreditor agreement dated 5 November 2009 among (amongst others) The Bank of New York Mellon as collateral agent and as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse) as administrative agent under the Credit Agreement and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No.1 and Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement).

Future Shares	means all additional shares to be held by the Pledgor in the share capital of the Company in whatever nominal value which the Pledgor may acquire in the future in the event of an increase of the capital of the Company, in the event of a merger of the Company, in the event of a demerger of the Company, in the event of a conversion of the Company, or otherwise based on and/or related to the Existing Shares, together with all ancillary rights and claims associated with the Future Shares, in particular the Related Assets.

Intercreditor Arrangements	means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

Issuers	has the meaning given to it in the Senior Secured Note Indenture, including their successors in interest.

Lien	has the meaning given to it in the First Lien Intercreditor Agreement.

Loan Documents	means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

Loan Parties	means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

Loan Parties’ Agent	means Reynolds Group Holdings Limited (previously known as Rank Group Holdings Limited).

Parallel Obligations	means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Loan Party to the other Secured Parties (or any of them) under the Loan Documents.

Party	means a party to this Agreement. The term “Parties” means any of them.

Pledge	has the meaning given to it in Clause 4.1.

Pledgee	means the Collateral Agent.

Pledgor	means SIG Finanz AG, a company organized under the laws of Switzerland, registered with the Handelsregister des Kanton Schaffhausen Nr. CH 290.3.004.147-6, with its seat in Neuhausen am Rheinfall, Switzerland and its business address as at the date of this Agreement at Laufengasse 18, CH-8212 Neuhausen am Rheinfall.

Principal Finance Documents	means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

Private Sale	has the meaning given to it in Clause 8.1.

Public Auction	has the meaning given to it in Clause 8.1.

Related Assets	means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by or to the order of the Pledgor at any time.

Secured Obligations	means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities provided always that the Pledgor (A) shall only be liable under this Agreement or any other Loan Document (including, for the avoidance of doubt, any restructuring of the Pledgor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Loan Documents of (y) the Pledgor (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under a Local Facility Agreement (as defined in the Credit Agreement), (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Pledgor is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Pledgor, up to such proceeds and (z) a direct or indirect subsidiary of the Pledgor (the “Pledgor’s Subsidiary”) (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under a Local Facility Agreement (as defined in the Credit Agreement), (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) to the extent such obligations do not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Pledgor and in the maximum amount of its profits available for the distribution of dividends at the point in time the Pledgor’s obligations fall due (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law); (B) pass for such payments shareholder’s resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on a report from the Pledgor’s auditors approving the proposed distribution of dividends); and (C) deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration:

(i) pay such deduction to the Swiss Federal Tax Administration; and

(ii) give evidence to the respective Secured Party beneficiary or Secured Parties beneficiaries (as the same may be) of such deduction in accordance with Section 2.20 of the Credit Agreement (Taxes) and Section 4.15 of the Senior Secured Note Indenture (Withholding Taxes);

(iii) but if such a deduction is made, not be obliged to gross-up pursuant to Section 2.20 of the

Credit Agreement (Taxes) and Section 4.15 of the Senior Secured Note Indenture (Withholding Taxes) to the extent that such gross-up would result in the aggregate amounts paid to the Secured Parties beneficiaries and the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends.

Secured Parties	means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

Security Documents	has the meaning given to it in the First Lien Intercreditor Agreement.

Senior Secured Note Indenture	means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

Shares	means the Existing Shares and the Future Shares.
2. Construction
In this Agreement, unless the context otherwise requires:
(a)	the rules of interpretation contained in the First Lien Intercreditor Agreement apply to the construction of this Agreement and any notice given under or in connection with this Agreement.

(b)	unless otherwise stated, a “Clause” is a reference to a Clause of this Agreement;

(c)	unless otherwise stated, a “Schedule” is a reference to a Schedule of this Agreement and references to this Agreement include its Schedules;

(d)	words importing the plural shall include the singular and vice versa;

(e)	a reference to (or to any specified provision of) any agreement, deed or other instrument (for the avoidance of doubt including, but not limited to, such agreements, deeds or other instruments which are entered into prior to or after the conclusion of this Agreement) is to be construed as a reference to that agreement, deed or other instrument or that provision as from time to time amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified; and

(f)	this Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

3. Secured Obligations
3.1 The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The security created hereunder shall remain in full force and effect as a continuing security for the Secured Obligations unless and until the earlier of the following occurs: (i) discharge by the Collateral Agent, (ii) complete satisfaction or explicit waiver of any and all Secured Obligations or (iii) discharge in accordance with Clauses 16.1 or 16.2.
3.2 The parties to this Agreement agree that in the case of a transfer or assignment or novation of any Secured Obligations in accordance with the terms of the Principal Finance Documents, the Pledges hereunder shall not lapse but shall continue to secure such transferred or assigned or novated Secured Obligations.
3.3 Furthermore, the parties to this Agreement agree that in case of a substitution of any Loan Party or the assumption of any of the Secured Obligations from any Loan Party or the transfer of any of the Secured Obligations from any Loan Party to another person, the Pledges hereunder shall not lapse but shall continue to secure such Secured Obligations in accordance with section 1407 para 2 of the Austrian General Civil Code (Allgemeines Bürgerliches Gesetzbuch).
4. Pledges
4.1 The Pledgor hereby pledges to the Collateral Agent the Shares (each a “Pledge” and together the “Pledges”).
4.2 Subject to any Liens permitted by the Principal Finance Documents and subject to any Legal Reservations (as defined in the Credit Agreement), the Pledges shall rank ahead of any other Lien now in existence or created in future in or over any of the Shares, unless otherwise permitted by the Principal Finance Documents. The validity and effect of each of the Pledges shall be independent from the validity and effect of any other Pledges created hereunder.
4.3 The Collateral Agent hereby accepts the Pledges.
4.4 Each of the Pledges is in addition and without prejudice to any other security that a Secured Party may now or hereafter hold in respect of the Secured Obligations.
5. Dividends
5.1 Subject to Clause 5.2 below, the Pledges constituted by this Agreement include the present and future rights to:
(a)	receive dividends payable in relation to the Shares, if any;

(b)	receive liquidation proceeds, consideration for redemption (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe) and all other pecuniary claims, in each case, associated with the Shares; and

(c)	subscribe newly issued Future Shares issued by the Company to the Pledgor. For the avoidance of doubt, the Company is permitted to issue shares to other persons (other than the Pledgor) and those shares are not subject to this Pledge, so the Collateral Agent shall not have any right to such shares under this Agreement.
5.2 Notwithstanding the rights pledged hereunder, including those rights set out in Clause 5.1, the Pledgor shall (subject to the terms of the Principal Finance Documents) be entitled to receive and retain all dividend payments whether in cash, by the issue of any loan note or debt instrument in respect of the Shares or otherwise and hold and exercise the benefit of all rights set out in Clause 5.1 (i) unless an Enforcement Event has occurred and is continuing or (ii) unless the exercise of such rights is prohibited by the Principal Finance Documents.
5.3 Notwithstanding Clause 5.2 above, if an Enforcement Event has occurred and is continuing:
(a)	dividends paid or payable by way of cash or otherwise distributed in exchange for the Shares; and

(b)	dividends or other distributions paid or payable in cash in respect of the Shares in connection with the partial or total liquidation or dissolution of the Company or in connection with the reduction of capital, capital surplus or paid-in surplus; and

(c)	cash or other property or instrument paid, payable or otherwise distributed in respect of principal of or on redemption of the Shares, shall be and shall forthwith be delivered to the Collateral Agent to be held as security and shall, if received by the Pledgor, be received as trustee of the Collateral Agent and kept segregated from the other property or funds of the Pledgor and be forthwith delivered to the Collateral Agent as security in the same form as so received (with any necessary endorsement). The terms of this Agreement shall apply mutatis mutandis to such security.
5.4 Throughout the existence of this Agreement, during such time as the Pledgor shall record any claims set out in Clause 5.2 hereof in its books and accounts, it shall keep an annotation (Buchvermerk) of such pledge in such books and accounts specifying the signing date of this Agreement, as well as the Collateral Agent as pledgee. Subject to the Agreed Security Principles, the Pledgor shall maintain and, if appropriate, modify such annotation (and take such other steps and actions from time to time) as may be necessary in order to ensure the validity and perfection of the pledge under the applicable law.
6. Exercise of Voting Rights
6.1 Unless an Enforcement Event has occurred and is continuing, the voting rights and all other rights and powers not otherwise prohibited by the Principal Finance Documents resulting from and relating to the Shares remain with the Pledgor, provided that the Pledgor shall not exercise such voting or other rights in any manner in respect of, or otherwise permit or agree to (i) any variation of the rights attaching to or conferred by all or any of the Shares or (ii) any increase in the issued share capital of the Company, in each case, to the extent such action would adversely affect the validity or enforceability of the security created by this Agreement. The Pledgor undertakes to exercise its voting rights from time to time so that no resolutions are passed which adversely affect the validity or enforceability of the security created by this Agreement, in particular but not limited to, any resolution in respect of the reduction or increase of the Company’s share capital, any merger or demerger of the Company or its liquidation, dissolution or the termination of its existence or the cessation of its business activities, in each case unless otherwise permitted by the Principal Finance Documents or with the prior written consent of the Collateral Agent.

6.2 The Pledgor shall not take, or participate in, any action which results or would result in the Pledgor’s loss of ownership of the Shares or pursue any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the Shares or which would for any other reason be inconsistent with the security interest of the Collateral Agent or the security purpose (as described in Clause 3 hereof) or defeat, materially impair or circumvent the rights of the Secured Parties, except pursuant to a transaction foreseen or permitted by the Loan Documents or with the prior written consent of the Collateral Agent.
6.3 The Pledgor shall inform the Collateral Agent without delay of all matters concerning the Company of which the Pledgor is or becomes aware, which would materially adversely affect the validity or enforceability of the security created by this Agreement. The Pledgor shall allow, following the occurrence of an Enforcement Event and subsequent enforcement of the Pledges pursuant to Clause 8.1 the Collateral Agent or, as the case may be, its proxy or any other person designated by the Collateral Agent in accordance with this Agreement to participate in all such shareholders’ meetings of the Company. The Collateral Agent’s right to attend all shareholders’ meetings shall lapse immediately once the earlier of the following occurs: (i) discharge by the Collateral Agent, (ii) complete satisfaction of any and all Secured Obligations or (iii) discharge in accordance with Clause 16.1.
7. Perfection of Security and Further Security
7.1 The Pledgor hereby undertakes, subject to the Agreed Security Principles, to make all notices, registrations and filings required by the Collateral Agent (acting on the reasonable instruction of the Applicable Representative) in relation to this Agreement, in particular with regard to Future Shares acquired by the Pledgor by whatever means and in whatever way, including the merger with other companies, the demerger of the Company, the conversion of the Company or the acquisition of other enterprises.
7.1.1 Upon signing of this Agreement the Pledgor will promptly
(a)	notify the Company of this Pledge by letter substantially in the form of Schedule C to this Agreement. By countersigning Schedule C to this Agreement the Company confirms that it has been given full notice that its shareholder, SIG Finanz AG, has pledged all Shares to the Collateral Agent as provided for in this Agreement; and

(b)	mark in its books the Existing Shares as being pledged.
7.1.2 With regard to any and all Future Shares acquired by the Pledgor, the Pledgor will promptly after the acquisition of such Future Shares mark in its books such Future Shares as being pledged.
7.2 In case of a conversion of the Company, a merger or demerger of the Company or any other form of reorganisation and/or restructuring relating to the Company, the shares held by the Pledgor in any successor company to the Company (if such successor company is incorporated in Austria) shall, subject to obtaining any necessary consents, also be covered by the Pledges established under this Agreement. The Pledgor shall take, subject to the Agreed Security Principles, all steps to effectuate and perfect such pledge including the execution and effectuation of a new pledge in the same rank. To that end the Pledgor will, subject to the Agreed Security Principles, provide the Collateral Agent with all documents required by the Collateral Agent (acting on the reasonable instruction of the Applicable Representative) for (i) assessing the actions with respect to and the effects of conversion, merger, split-off or other form of reorganization and/or restructuring, and (ii) the creation, enforcement, perfection or registration of any new security interest in favour of the Collateral Agent including drafts of the merger and/or conversion and/or reorganisation and/or restructuring documents in advance.
8. Enforcement of Pledges
8.1 Subject to the Legal Reservations (as defined in the Credit Agreement), the Pledgor herewith grants its express consent that if an Enforcement Event has occurred and is continuing, the Collateral Agent shall be entitled to realize without writ, judgement or any other legal court action the Shares by applying in analogy the provisions of sections 466a et seq. of the Austrian General Civil Code (Allgemeines Bürgerliches Gesetzbuch — ABGB) and § 368 para 1 of the Austrian Business Code (Unternehmensgesetzbuch — UGB) by public auction (“Public Auction”) or by private sale either with or without the assistance of a court (“Private Sale”). In such case the Collateral Agent is obliged to request in writing that the party causing the default and the Pledgor meet their respective obligations within 2 weeks of service of such request and shall inform the Pledgor and such Party in default in such request that a Public Auction or Private Sale will take place if the relevant obligations are not performed in full. The Public Auction or the Private Sale can take place only after the aforementioned term has elapsed without full performance of the outstanding obligations. The Public Auction or the Private Sale may take place at any place in Austria or Germany. Subject to the Legal Reservations (as defined in the Credit Agreement), the Pledgor herewith expressly agrees that the Collateral Agent is entitled to enforce its rights and remedies under the Pledges in the above manner and it expressly waives any rights of first refusal, option rights, consent requirements and any other rights which it might now or in the future have with respect to the Shares, so that any enforcement of the Pledges may occur freely and without restriction.
8.1.1 Any Private Sale or Public Auction shall only be made upon prior assessment of the Shares by an Austrian independent certified public accountant. If the Pledgor and the Collateral Agent do not reach agreement on the identity of the Austrian independent certified public accountant within 10 days after the lapse of the aforementioned period of 2 weeks, such independent certified public accountant shall be appointed by the President of the Chamber of Accountants, Vienna (Kammer der Wirtschaftstreuhänder, Wien). The assessment of the Shares shall be made by such certified public accountant in accordance with the Rules and Guidelines (KFS BW1) of the Special Committee for Business Management and Organization of the Institute for Business Management, Tax Law and Organization of the Chamber of Certified Public Accountants for the Valuation of Enterprises (Fachgutachten (KFS BW1) des Fachsenats für Betriebswirtschaft und Organisation des Instituts für Betriebswirtschaft, Steuerrecht und Organisation der Kammer der Wirtschaftstreuhänder über die Unternehmensbewertung) as may be valid from time to time or in accordance with any appropriate substitute rules and guidelines. Within a period of at least 4 weeks from the date of service of the respective letter of demand, the Collateral Agent shall inform the Pledgor and the party causing the default of the terms and conditions, the place, the time and the Collateral Agent’s instructions for the Public Auction or the Private Sale. In case of both a Public Auction and a Private Sale the Shares must not be transferred at a price which is below the value assessed by the expert. Each Secured Party, any affiliates of each Secured Party, the Pledgor as well as the Collateral Agent are entitled to participate in a Public Auction or in a Private Sale.
8.1.2 The Pledgor may notify the Collateral Agent of potential bona-fide purchasers willing to acquire the Shares at the price which is at least equal to the price assessed by the expert. A bona- fide purchaser shall only be a person that is able to pay the full price of the Shares immediately in cash. The Private Sale shall be made with the diligence usual for a bank and with due observance of the Pledgor’s interests.
8.1.3 Subject to the Legal Reservations (as defined in the Credit Agreement), the Pledgor herewith grants its express consent that if an Enforcement Event has occurred and is continuing, the Collateral Agent shall be entitled to collect from the Company on behalf of the Pledgor — without writ, judgement or any other legal court action — payments on account of rights to dividend by simple notification to the Company that an Enforcement Event has occurred and is continuing, and the Pledgor shall use all reasonable endeavours to procure that the Company acts in accordance therewith. As from receipt of the aforementioned notification, provided such Enforcement Event specified in the notification is continuing, the Pledgor shall use all reasonable endeavours to procure that the Company does not effect payment of dividends to the Pledgor.
8.1.4 For the purposes of a Public Auction or Private Sale in accordance with Clause 8.1 the Pledgor hereby irrevocably authorizes and empowers the Collateral Agent by separate power of attorney to demand and apply for a Public Auction or Private Sale in the name of the Pledgor and to take all steps necessary to effect such a realization. For the purposes of a Public Auction or a Private Sale in accordance with Clause 8.1 the Pledgor hereby grants to the Collateral Agent an irrevocable power of attorney to sign and execute on its behalf a notarial deed on the assignment, in full or in part, of the Shares to one or several purchaser(s) of such Shares in the Public Auction or the Private Sale at a price determined on such occasion, to sign all documents and make all legally binding declarations related thereto, in particular to sign one or more assignment deeds in the form of a notarial deed, also in the form of an offer and acceptance deed, to receive the transfer price on the Pledgor’s behalf and to determine all conditions of such agreements. Furthermore, promptly upon signing of this Agreement the Pledgor grants a power of substitution within the scope of this power of attorney to the Collateral Agent (Schedule A). For the avoidance of doubt, the Collateral Agent agrees that the rights and powers under the power of attorney in this Clause 8.1.4 and Schedule A are exercisable, and it will exercise such rights and powers, only if an Enforcement Event has occurred and is continuing.
8.1.5 Upon signing of this Agreement, the Pledgor grants by separate deed a power of attorney to the Collateral Agent to represent the Pledgor as shareholder of the Company in shareholders’ meetings of the Company and when passing resolutions in writing and to exercise the Pledgor’s voting rights (Schedule B) in each case if an Enforcement Event has occurred and is continuing. The Collateral Agent may exercise this power of attorney only (i) if an Enforcement Event has occurred and is continuing or (ii) upon receiving notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor of failure by the Pledgor to comply with a further assurance or perfection obligation under Clause 14 within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent) and being requested to comply and then only in respect of such further assurance or perfection obligations.
8.2 In case the Secured Parties acting through the Collateral Agent should seek to enforce the Pledges pursuant to, and in accordance with Clause 8.1 above, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Secured Parties acting through the Collateral Agent of any other right they may have under this Agreement as Secured Parties. The Pledgor as sole shareholder of the Company herewith irrevocably consents to the transfer of the Shares or any part thereof to any third party in accordance with the provisions of this Agreement.

8.3 In the event of the enforcement of the Pledges, no rights of the Secured Parties shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Obligations have been satisfied and discharged finally and in full. Until then, the Secured Parties shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Obligations or to seek satisfaction from such proceeds at any time.
8.4 The proceeds from the enforcement of the Pledges shall, after deduction of enforcement costs, which are to be borne by the Pledgor to the extent set out in the Principal Finance Documents, and any preferential debts, be paid to the Collateral Agent. Any moneys received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall be applied by the Collateral Agent in accordance with the terms of the Intercreditor Arrangements, save that any amount received or recovered in excess of the Secured Obligations shall be returned to the Pledgor.
8.5 The Collateral Agent may determine which of the securities granted pursuant to the Security Documents, if applicable, shall be used to satisfy the Secured Obligations in accordance with the Intercreditor Arrangements.
8.6 The Pledgor waives its rights of revocation (Anfechtbarkeit) to the extent legally permissible and its right to set-off (Aufrechenbarkeit).
8.7 The Pledgor as sole shareholder of the Company grants his express consent and authorization to the enforcement of the Pledges by the Collateral Agent in accordance with Clauses 8.1 to 8.6.
8.8 Subject to the terms of and to the extent set out in the Principal Finance Documents, the Pledgor agrees that the Collateral Agent, its officers, employees, advisors, agents and delegates shall not be bound by any applicable banking secrecy obligations, including, but not limited to, the obligation as stipulated in section 38 of the Austrian Banking Act (Bankwesengesetz), in connection with the creation and enforcement of the Pledges.
9. Undertakings of the Pledgor
During the term of this Agreement, the Pledgor undertakes to the Secured Parties (unless with the prior written consent of the Collateral Agent (acting on the reasonable instructions of the Applicable Representative) or unless otherwise permitted by the terms of the Principal Finance Documents or this Agreement):
(a)	not to sell or to dispose of the Shares or any interest therein; and

(b)	not to create or agree to create, grant or permit to exist any restriction on the ability to transfer or realise, all or any part of the Shares; and

(c)	to effect promptly any payments to be made in respect of the Shares. If the Pledgor fails to make any such payment within 10 Business Days of being notified of that failure, the Collateral Agent may make that payment on behalf of the Pledgor and any sums so paid by the Collateral Agent shall be reimbursed by the Pledgor promptly on demand, together with interest on those sums. Such interest shall be calculated from the date on which such payment is made by the Collateral Agent up to the actual date of payment by the Pledgor to the Collateral Agent (after, as well as before, judgement) at such commercial rate as the Collateral Agent may determine (acting on the reasonable in-

struction of the Applicable Representative) in accordance with the Principal Finance Documents; and

(d)	not to transfer any Shares nor to offer any Future Shares to a third party; and

(e)	not to defeat, impair or circumvent in any way the rights of the Collateral Agent and the Secured Parties created hereunder, if such action, measures or omissions would have a Material Adverse Effect (as defined in the Credit Agreement or, if the Credit Agreement is no longer existing, any Additional Agreements); and

(f)	to ensure that the Future Shares, if any, will be fully paid in and there will not be any obligation for a shareholder of the Company to make additional contributions to the Company in this regard.
10. Acknowledgment by Pledgor
The Pledgor acknowledges that:
(a)	to its knowledge based upon a consolidated group company approach it will receive adequate direct or indirect benefits as a result of the transactions contemplated by the Loan Documents; and

(b)	to its knowledge each Secured Party has acted in good faith in connection with the Pledges pursuant to this Agreement and the transactions contemplated by the Loan Documents.
11. Representations and Warranties of the Pledgor
11.1 The Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that on the date of this Agreement with reference to the facts and circumstances then existing:
(a)	the Existing Shares comprise 100% of the shares of the Company; and

(b)	subject to any rights to dispose of all or any Shares that the Pledgor has under the terms of the Loan Documents, it is, and will be, the legal and beneficial owner, free from any encumbrances, including but not limited to pre-emption rights, of all of the Shares owned by it, other than as permitted by the Principal Finance Documents or arising under applicable laws; and

(c)	the Existing Shares have been duly and validly issued and are paid in with an amount of EUR 35,000.00 and there is not any obligation for a shareholder of the Company to make additional contributions to the Company in respect of the Existing Shares; and

(d)	unless otherwise permitted under the terms of the Loan Documents, it has not sold or disposed of, the benefit of all or any of its rights, title and interest in the Shares.
11.2 All the representations and warranties in Clauses 11.1(b), (c) and (d) are made to each Secured Party on the date of this Agreement and all such representations and warranties are deemed to be repeated as true and correct in each material respect by the Pledgor to each Secured Party on the date of a Credit Event (as defined in the Credit Agreement) during the continuance of this Agreement.

12. Duration and Independence
12.1 This Agreement shall remain in full force and effect until the earlier of the following occurs: (i) discharge by the Collateral Agent, (ii) complete satisfaction or explicit waiver of any and all Secured Obligations or (iii) discharge in accordance with Clauses 16.1 or 16.2.
12.2 This Agreement shall create a continuing security which means that no change, amendment, supplement or novation whatsoever of the Secured Obligations and/or in the Loan Documents or in any document or agreement related to the Secured Obligations and/or any of the Loan Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant hereto.
12.3 This Agreement is independent from any other security or guarantee which may have been or will be given in favour of the Secured Parties. None of such other security or guarantee shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.
13. Partial Invalidity; Waiver
13.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced by such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties in respect of the invalid, illegal or unenforceable provision.
13.2 In particular, the Pledges shall not be affected and shall in any event extend to any and all Shares held by the Pledgor in the Company even if the percentage of shareholding or the nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 1 are inaccurate or deviate from the actual facts.
13.3 No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or the Secured Parties, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.
13.4 The security interest constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent over the whole or any part of the Shares shall merge into the security interest constituted by this Agreement.
14. Further Assurance
14.1 Subject to the Agreed Security Principles, the Pledgor shall promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Shares to the Collateral Agent or its nominee(s)) that the Collateral Agent may specify (upon the reasonable instruction of the Applicable Representative) for the purpose of (a) (if an Enforcement Event has occurred and is continuing) exercising the Collateral Rights or (b)

securing and perfecting the security intended to be created by this Agreement over all or any part of the Shares.
14.2 At any time if an Enforcement Event has occurred and is continuing, the Pledgor shall upon demand from the Collateral Agent execute all documents and do all other things that the Collateral Agent may require (upon the reasonable instruction of the Applicable Representative) to facilitate the realisation of the Shares.
15. Amendments; Waiver
Any amendments, changes, variations or waivers to this Agreement may be made only with the agreement of the Pledgor and the Collateral Agent in writing and, if required under Austrian statutory law, in the form of a notarial deed. This applies also to this Clause 15.
16. Miscellaneous
16.1 The security constituted by this Agreement shall be released, reassigned, re-transferred and cancelled:
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Austrian law.
16.2 If the Pledgor disposes of any Shares and that disposal is permitted by the Principal Finance Documents, such Shares shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled from the security constituted by this Agreement with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Pledgor) shall do all such acts which are reasonably requested by the Pledgor in order to release, re-assign, re-transfer and cancel the relevant Shares from the security constituted by this Agreement. Any or all of the Shares shall also be released, re-assigned, re-transferred and cancelled in accordance with and to the extent permitted by the Intercreditor Arrangements.
16.3 Any settlement or discharge between the Pledgor and the Collateral Agent shall be conditional upon no security or payment to the Collateral Agent by the Pledgor or any Loan Party being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency, and accordingly the Collateral Agent shall be entitled to recover from the Pledgor that security or the amount of any such payment as if that settlement or discharge had not occurred.
16.4 None of the Collateral Agent, its nominee(s) or any receiver appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Shares or (c) the taking possession or realisation of all or any part of the Shares, except to the extent provided in the Principal Finance Documents.

16.5 For the purpose of or pending the discharge of any of the Secured Obligations, the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, which the Collateral Agent considers necessary (acting on the reasonable instruction of the Applicable Representative) to cover the obligations and liabilities comprised in the Secured Obligations and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.
16.6 This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee, transferee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.
16.7 Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Austrian law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent.
16.8 To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement and in the Additional Collateral Agent’s Fee Letter, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Shares.
16.9 The Pledgor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.
16.10 For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Pledgor.
17. Execution in Counterparts
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In this respect the Collat-

eral Agent and the Pledgor agree not to contest the validity of an uncertified copy of this Agreement in any court or enforcement proceedings in the Republic of Austria.
18. Stamp Duty
The Parties agree that the provisions of sections 9.19 (Place of Performance) and 9.20 (Austria Stamp Duty) of the Credit Agreement (and, if the Credit Agreement is no longer in existence, an equivalent clause in any Additional Agreement) and the provisions of sections 5.15 (Place of Performance) and 5.16 (Austrian Stamp Duty) of the First Lien Intercreditor Agreement (and, if the First Lien Intercreditor Agreement is no longer in existence, an equivalent clause in any Intercreditor Arrangements) shall apply to this Agreement as if incorporated herein mutatis mutandis, to the extent relating to the Pledgor and the Collateral Agent.
19. Choice of Law
This Agreement shall be governed in all respects by the laws of Austria.
20. Settlement of Disputes
20.1 Jurisdiction of English Courts
(a)	The courts of England, shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
20.2 Clause 20.1 is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.
20.3 Without prejudice to any other mode of service allowed under any relevant law, the Pledgor:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Pledgor of the process will not invalidate the proceedings concerned.

COLLATERAL AGENT
4 March 2010, London, United Kingdom

/s/ Elaine Lockhart
Wilmington Trust (London) Limited

By: Elaine Lockart
PLEDGOR
4 March 2010, Sydney, Australia

/s/ Cindi Lefari
SIG Finanz AG

By: Cindi Lefari
       Attorney

/s/ Mark Dunkley
SIG Finanz AG

By:	Mark Dunkley Attorney

Schedule A

SPEZIALVOLLMACHT	SPECIAL POWER OF ATTORNEY
und	and

EIDESSTÄTIGE ERKLÄRUNG	AFFIDAVIT

SIG Finanz AG, eine nach schweizerischen Recht errichtete Gesellschaft, mit dem Sitz in Neuhausen am Rheinfall, Schweiz, und der Geschäftsanschrift zum Zeitpunkt dieser Vollmacht Laufengasse 18, CH-8212 Neuhausen am Rheinfall, eingetragen im Handelsregister des Kanton Schaffhausen unter der Nummer CH 290.3.004.147-6, bevollmächtigt hiermit
SIG Finanz AG, a company organised under the laws of Switzerland with its seat in Neuhausen am Rheinfall, Switzerland and its business address as at the date of this power of attorney at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, registered in the commercial register of the Kanton Schaffhausen under file number CH 290.3.004.147-6, herewith authorizes

Wilmington Trust (London) Limited, ●,	Wilmington Trust (London) Limited, ●,

1. in ihrem Namen und auf ihre Rechnung ihren Geschäftsanteil an der SIG Combibloc GmbH, eingetragen im österreichischen Firmenbuch zu FN 237985 d, mit dem Sitz in Saalfelden am Steinernen Meer und der Geschäftsanschrift Industriestraße 3, 5760 Saalfelden, Österreich, mit einer zur Gänze geleisteten Stammeinlage von EUR 35.000,00 (Euro fünfunddreißig tausend) zur Gänze oder in Teilen an eine oder mehrere andere Personen abzutreten, sowie alle damit zusammenhängenden Urkunden zu zeichnen sowie sämtliche rechtsgeschäftlichen Erklärungen abzugeben, insbesondere ein oder mehrere notarielle Abtretungsverträge — auch in Form von Anbot und Annahme — zu errichten, den jeweiligen Abtretungspreis oder einen Berechnungsmodus für den Abtretungspreis festzusetzen und alle übrigen Bestimmungen dieser Abtretungsverträge festzulegen.
1. to assign in its name and on its account its shares in SIG Combibloc GmbH, a company registered under FN 237985 d with the Austrian companies register, with its corporate seat in Saalfelden am Steinernen Meer and the business address Industriestraße 3, 5760 Saalfelden, Austria, having paid in full an initial contribution of EUR 35,000.00 (Euro thirty five thousand), in whole or in part to one or more other persons, as well as to sign all documents related thereto as well as to give other expressions and declarations of will, in particular to draw up one or more notarized assignment agreements — also in the form of offer and acceptance — to fix the respective assignment price or the method of calculation for the assignment price, and to determine all remaining provisions of these assignment agreements.

2. alle sonstigen mit den in Punkt 1. bezeichneten Tätigkeiten verbundenen Handlungen vorzunehmen, Erklärungen abzugeben und zu empfangen, Unterschriften beglaubigt und unbeglaubigt zu leisten, sowie Urkunden in Form eines Notariatsaktes oder einer notariellen Beurkundung oder einer ausländischen Beurkundung (auch in Form eines ausländischen Notariatsaktes) durch einen ausländischen Notar zu errichten.
2. to undertake all other actions in connection with the activities mentioned in point 1., to issue and receive statements, to sign with and without notarisation and to set up documents in the form of a notarial deed or a notarial recording or another foreign recording (also in form of a foreign notarial deed) by a foreign notary public.

3. Die Bevollmächtigte ist von dem Verbot des Kontrahierens mit sich selbst auf eigene Rechnung oder als Vertreter eines Dritten befreit; auch ist die Doppelvertretung zulässig.	3. The representative is dispensed from the prohibition of self-contracting with itself on its own account or acting on behalf of a third person; double representation is permissible.

4. Die Bevollmächtigte ist befugt, diese	4. The representative is authorized to delegate

Vollmacht ganz oder zum Teil an Dritte zu übertragen.	in full or in part this power of attorney to third persons.

5. Im Zweifel gilt der deutsche Text.	5. In case of doubt the German text prevails.

6. Diese Vollmacht unterliegt österreichischem Recht.	6. This power of attorney is governed by Austrian law.

7. SIG Finanz AG ist eine nach dem Recht der Schweiz errichtete und bestehende Gesellschaft. Die für diese Gesellschaft Unterfertigenden erklären hiermit an Eides statt, dass sie diese Gesellschaft am Tage der Unterfertigung dieser Vollmacht vertreten dürfen.
7. SIG Finanz AG is a company established and existing under the laws of Switzerland. The signatories on behalf of this company hereby declare in lieu of oath that they are allowed to represent this company on the day of signing of this power of attorney.
_______________________________
Ort/Place, Datum/Date

●
für/for
SIG Finanz AG
[Comment: Since this power of attorney is issued by a legal person (i.e. a company) the power of attorney must be signed by authorized representatives of such legal person with sufficient power of representation. The signatures of such representatives must be notarized. The notary public must state in his notarization wording that he has checked on the day of signing the power of attorney that the person signing is authorized to represent the issuer of the power of attorney on this day (in the alternative a notarized abstract from the competent commercial register can be provided which shows that the persons signing are authorized to represent on the day of signing). Depending on where the power of attorney is signed and notarized, an apostille is required. If the power of attorney is signed and notarized in Switzerland an apostille is required.]

Schedule B

SPEZIALVOLLMACHT	SPECIAL POWER OF ATTORNEY
und	and

EIDESSTÄTIGE ERKLÄRUNG	AFFIDAVIT

SIG Finanz AG, eine nach schweizerischen Recht errichtete Gesellschaft, mit dem Sitz in Neuhausen am Rheinfall, Schweiz, und der Geschäftsanschrift zum Zeitpunkt dieser Vollmacht Laufengasse 18, CH-88212 Neuhausen am Rheinfall, eingetragen im Handelsregister des Kanton Schaffhausen unter der Nummer CH 290.3.004.147-6, bevollmächtigt hiermit
SIG Finanz AG, a company organised under the laws of Switzerland with its seat in Neuhausen am Rheinfall, Switzerland and its business address as at the date of this power of attorney at Laufengasse 18, CH-88212 Neuhausen am Rheinfall, registered in the commercial register of the Kanton Schaffhausen under file number CH 290.3.004.147-6, herewith authorizes

Wilmington Trust (London) Limited, ●,	Wilmington Trust (London) Limited, ●,

1. sie als Gesellschafterin der SIG Combibloc GmbH, eingetragen im österreichischen Firmenbuch zu FN 237985 d, mit dem Sitz in Saalfelden am Steinernen Meer und der Geschäftsanschrift Industriestraße 3, 5760 Saalfelden, Österreich, bei Gesellschafterversammlungen dieser Gesellschaft und bei Abstimmungen im schriftlichen Wege zu vertreten und für sie das Stimmrecht auszuüben, insbesondere auch bei Beschlussfassungen über die Zustimmung zur Übertragung und/oder Belastung von Geschäftsanteilen, und auch bei Beschlussfassungen über die Änderung des Gesellschaftsvertrags.
1. to represent it as shareholder of SIG Combibloc GmbH, a company registered under FN 237985 d with the Austrian companies register, with its corporate seat in Saalfelden am Steinernen Meer and the business address Industriestraße 3, 5760 Saalfelden, Austria, at shareholders’ meetings of this company and when taking written shareholder resolutions, and to exercise the voting right on its behalf, in particular also when resolving upon the consent to the transfer and/or encumbrance of the shares, and also including resolutions upon changes and amendments to the articles of association.

2. alle sonstigen mit den in Punkt 1. bezeichneten Tätigkeiten verbundenen Handlungen vorzunehmen, Erklärungen abzugeben und zu empfangen, Unterschriften beglaubigt und unbeglaubigt zu leisten, sowie Urkunden in Form eines Notariatsaktes oder einer notariellen Beurkundung oder einer ausländischen Beurkundung (auch in Form eines ausländischen Notariatsaktes) durch einen ausländischen Notar zu errichten.
2. to undertake all other actions in connection with the activities mentioned in point 1., to issue and receive statements, to sign with and without notarisation and to set up documents in the form of a notarial deed or a notarial recording or another foreign recording (also in form of a foreign notarial deed) by a foreign notary public.

3. Die Bevollmächtigte ist von dem Verbot des Kontrahierens mit sich selbst auf eigene Rechnung oder als Vertreter eines Dritten befreit; auch ist die Doppelvertretung zulässig.	3. The representative is dispensed from the prohibition of self-contracting with itself on its own account or acting on behalf of a third person; double representation is permissible.

4. Die Bevollmächtigte ist befugt, diese Vollmacht ganz oder zum Teil an Dritte zu übertragen.	4. The representative is authorized to delegate in full or in part this power of attorney to third persons.

5. Im Zweifel gilt der deutsche Text.	5. In case of doubt the German text prevails.

6. Diese Vollmacht unterliegt österreichischem Recht.	6. This power of attorney is governed by Austrian law.

7. SIG Finanz AG ist eine nach dem Recht der Schweiz errichtete und bestehende Gesellschaft. Die für diese Gesellschaft Unterfertigenden erklären hiermit an Eides statt, dass sie diese Gesellschaft am Tage der Unterfertigung dieser Vollmacht vertreten dürfen.
7. SIG Finanz AG is a company established and existing under the laws of Switzerland. The signatories on behalf of this company hereby declare in lieu of oath that they are allowed to represent this company on the day of signing of this power of attorney.
______________________________________
Ort/Place, Datum/Date

●
für/for
SIG Finanz AG
[Comment: Since this power of attorney is issued by a legal person (i.e. a company) the power of attorney must be signed by authorized representatives of such legal person with sufficient power of representation. The signatures of such representatives must be notarized. The notary public must state in his notarization wording that he has checked on the day of signing the power of attorney that the person signing is authorized to represent the issuer of the power of attorney on this day (in the alternative a notarized abstract from the competent commercial register can be provided which shows that the persons signing are authorized to represent on the day of signing). Depending on where the power of attorney is signed and notarized, an apostille is required. If the power of attorney is signed and notarized in Switzerland an apostille is required.]

Schedule C
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
SIG Combibloc GmbH
attn. ●
c/o ● [address outside of Austria.]
____________[outside of Austria], on _________2010

Reference:	Notification of the pledge of our shares in SIG Combibloc GmbH
Dear Sir,
We herewith inform you that we, SIG Finanz AG, with its seat in Neuhausen am Rheinfall, Switzerland, and its business address as at the date of this notification at Laufengasse 18, CH-8212 Neuhausen, registered in the commercial register of the Canton of Schaffhausen under file number CH 290.3.004.147-6, as sole shareholder of SIG Combibloc GmbH, a company registered under FN 237985 d with the Austrian companies register, with its corporate seat in Saalfelden am Steinernen Meer and the business address as at the date of this notification at Industriestraße 3, 5760 Saalfelden, Austria, having paid in full an initial contribution of EUR 35,000.00 (Euro thirty five thousand), have pledged our existing GmbH-share (Geschäftsanteil) in SIG Combibloc GmbH and any GmbH-share in SIG Combibloc GmbH which we may acquire in the future together with all ancillary rights and claims to Wilmington Trust (London) Limited, ●, under the terms of the Share Pledge Agreement dated __________ 2010. An execution version of such Share Pledge Agreement is attached to this letter as Annex 1.
We herewith formally notify you of the pledge. Please confirm receipt of this letter by countersigning this letter.
Sincerely yours,
________________________
SIG Finanz AG

Annex 1:	Execution version of the Share Pledge Agreement
H H H

We, ●, born on ●, and, born on ●, as managing directors of SIG Combibloc GmbH, a company registered under FN 237985 d with the Austrian companies register, with its corporate seat in Saalfelden am Steinernen Meer and the business address as at the date of this notification at Industriestraße 3, 5760 Saalfelden, Austria, herewith confirm receipt of this letter. We further confirm that in our capacity as managing directors of SIG Combibloc GmbH that we have taken notice of the pledge according to the provisions of the Share Pledge Agreement.
●, on ● 2010
______________________________________
●
as
managing director of
SIG Combibloc GmbH
______________________________________
●
as
managing director of
SIG Combibloc GmbH